News Release
FOR IMMEDIATE RELEASE
Dex One Contacts:
Media:
Tyler Gronbach
919.297.1541
tyler.gronbach@dexone.com
Investors:
Jamie Andelman
919.297.1539
jamie.andelman@dexone.com
Dex One Corporation Chairman & CEO Announces Retirement; Board
To Initiate Executive Search
Swanson Retires Following Successful Completion of Company’s Restructuring
Board Establishes Executive Oversight Committee to Lead Company on Interim Basis
CARY, N.C., May 21, 2010 — Dex One Corporation (NYSE: DEXO), a leading provider of marketing solutions for local businesses, today announced that David C. Swanson, the company’s chairman and CEO, will retire effective May 28, 2010. The company’s Board of Directors will be initiating a search for a new chief executive officer to succeed Swanson.
“Having successfully guided the firm through our financial restructuring, the board of directors and I concluded the timing was right to transition leadership to a new executive who will guide Dex One through the next stage in its transformation,” Swanson said. “Over the last eight years we have taken the company from a small sales agent for telephone company yellow pages with just $75 million in annual revenue, to a multi-billion dollar market leader in print, online and mobile business search and marketing services. It has been my great privilege to serve with such a talented and committed group of people over the years, and I leave confident the company is well positioned to thrive as it enters this new chapter in its long and storied history.”
The Board has established an Executive Oversight Committee comprised of three of the Board’s current directors, Jonathan B. Bulkeley, W. Kirk Liddell and Mark A. McEachen, to lead the company on an interim basis. The Executive Oversight Committee will work closely with the management team to ensure an orderly transition until a permanent successor is appointed. Liddell will serve as the company’s interim principal executive officer. Current Board member Alan F. Schultz will become non-executive chairman of the Board of Directors.

“We are grateful to Dave for the many contributions he has made to transform Dex One into a leading marketing solutions company,” said Schultz. “We are excited to work closely with the senior management team to execute on the strategic plan as we search for Dave’s successor.”
Swanson joined Dex One in 1985 as an account executive and held increasingly senior management positions during his tenure. He was named executive vice president of sales in 1995, executive vice president and general manager of proprietary operations in 1997 and vice president of corporate strategy in 1998 in conjunction with the company’s spin-off from Dun & Bradstreet as an independent public company. He became president of Donnelley Directory Services in 1999, and served as president and chief operating officer of the company from December 2000 to May 2002. He served as CEO of the company since May 2002 and chairman of the company’s Board of Directors since December 2002.
The company’s Board of Directors will be forming a search committee to consider both internal and external candidates for the CEO position.
Bulkeley has been a board member of Dex One since January 2010. Currently chief executive officer of Scanbuy, Inc., a global leader in visual navigation for the wireless industry, Bulkeley also owns and operates the hedge fund the Blue Square Small Cap Value Fund. A graduate of Yale University, he has extensive experience, having served as chief executive officer of barnesandnoble.com, and chairman and chief executive officer of Lifeminders. He currently serves as Director for Spark Networks, Bank of Americas Excelsior Buyout Fund of Funds, Excelsior Lasalle Real Estate Fund and UST Global Private Markets Fund, LLC.
Liddell has been a board member of Dex One since January 2010. Liddell has served as president, chief executive officer and director of Irex Corporation since 1984. Prior to this, he practiced corporate law at Covington & Burling in Washington, D.C. He currently serves as a Director for High Industries, Inc. Liddell graduated Magna Cum Laude from Princeton University with an A.B. in Economics and received J.D. and M.B.A. degrees from the University of Chicago Law School and Graduate School of Business.
McEachen has been a board member of Dex One since January 2010. McEachen is chief operating officer of Freedom Communications, Inc., a media company with broadcast television and print publishing business segments. Previously, he served as chief financial officer of Fabrik, Inc., a designer, manufacturer and marketer of online services solutions, as well as interim chief executive officer and chief operating and financial officer of BridgeCo Inc., a digital entertainment networking company. McEachen received a B.A. in Economics from the University of Western Ontario, and an M.B.A. from the University of Windsor, in Ontario, Canada.
About Dex One Corporation
Dex One Corporation (NYSE: DEXO) is a leading marketing services company that helps local businesses reach, win and keep ready-to-buy customers. The company’s highly-skilled, locally based marketing consultants offer a wide range of marketing products and services that help businesses get found more than 1.5 billion times each year by actively shopping consumers. Dex One offers local businesses personalized marketing consulting services and exposure across a broad network of local marketing products — including its “official” print, online and mobile yellow pages and search solutions (http://www.dexknows.com and http://www.business.com), as well as major search engines. For more information visit www.DexOne.com.
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